                                              BANK OF AMERICA CORPORATION

                                                    UNDERWRITING AGREEMENT
                            455,000,000 Shares of Common Stock, Par Value $0.01 Per Share

                                                                                                                  New York, New York
                                                                                                                           October 7, 2008

To the Representatives
named in Schedule I
hereto of the Underwriters
named in Schedule II hereto

Dear Ladies and Gentlemen:

Bank of America Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to the underwriters named in Schedule II hereto (the "Underwriters"), for whom you are acting as representatives (the "Representatives"), 455,000,000 shares (the "Firm Shares") of its common stock, par value $0.01 per share (the "Common Stock").  In addition, the Company proposes to grant to the Underwriters an option to purchase from the Company up to an aggregate of 68,250,000 additional shares of Common Stock (the "Option Shares").  The Firm Shares and the Option Shares are hereinafter collectively sometimes referred to as the "Shares."  Such Shares are to be sold to each Underwriter, acting severally and not jointly, in such amounts as are listed in Schedule II opposite the name of each Underwriter.  The Shares are described more fully in the Prospectus, referred to below.  If the firm or firms listed in Schedule II hereto include only the firm or firms listed in Schedule I hereto, then the terms "Underwriters" and "Representatives," as used herein, each shall be deemed to refer to such firm or firms.

1.         Representations and Warranties.

(a)        The Company represents and warrants to, and agrees with, each Underwriter that:

(i)         The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-133852), which contains a base prospectus (the "Base Prospectus"), to be used in connection with the public offering and sale of the Shares.  Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, including any required information deemed to be a part thereof pursuant to Rule 430B under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), at each time of effectiveness, is called the "Registration Statement."  Any preliminary prospectus supplement to the Base Prospectus that describes the Shares and the offering thereof and is used prior to filing of the Prospectus is called, together with the Base Prospectus, a "preliminary prospectus."  The term "Prospectus" shall mean the final prospectus supplement relating to the Shares, together with the

Base Prospectus, that is first filed pursuant to Rule 424(b) after the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time").  Any reference herein to the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S‑3 under the Securities Act; any reference to any amendment or supplement to any preliminary prospectus or the Prospectus, as the case may be, shall be deemed to refer to and include any documents filed after the date of such preliminary prospectus or Prospectus, as the case may be, under the Exchange Act, and incorporated by reference in such preliminary prospectus or Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.  All references in this Agreement to the Registration Statement, a preliminary prospectus, the Prospectus, or any amendments or supplements to any of the foregoing shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

(ii)        The term "Disclosure Package" shall mean (A) the preliminary prospectus, as it may be amended or supplemented, (B) the Base Prospectus, (C) the applicable issuer free writing prospectuses as defined in Rule 433 under the Securities Act (each, an "Issuer Free Writing Prospectus"), if any, identified in Schedule III hereto, (D) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package and (E) the information set forth on Schedule V hereto which shall be orally conveyed to purchasers of the Shares sold hereunder.  As of 5:00 p.m. (Eastern Daylight Saving Time) on the date of this Agreement (the "Initial Sale Time"), the Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter specifically for use therein, it being understood and agreed that such information furnished by or on behalf of any Underwriter consists only of the information described as such in Section 7(b) hereof (the "Underwriter Information").

(iii)       As of the date hereof, when the Prospectus is first filed with the Commission pursuant to Rule 424(b) under the Securities Act, when any supplement or amendment to the Prospectus is filed with the Commission, at the Closing Date (as hereinafter defined) and, with respect to the Registration Statement in (A) and (B) below, as of the Initial Sale Time, (A) the Registration Statement is effective, the Registration Statement, as amended as of any such time, and the Prospectus, as amended or supplemented as of any such time complied, complies or will comply in all material respects with the applicable provisions under the Securities Act and the Exchange Act, (B) the Registration Statement, as amended as of any such time, did not, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (C) the Prospectus, as amended or supplemented as of any such time, did not, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that

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the Company makes no representations or warranties as to the Underwriter Information.  The documents which are incorporated by reference in the Registration Statement, the Disclosure Package, the preliminary prospectus or the Prospectus or from which information is so incorporated by reference, when they were filed with the Commission, complied in all material respects with the requirements under the Securities Act or the Exchange Act, as applicable, and did not, when such documents were so filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Commission has not issued any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of the preliminary prospectus or the Prospectus, and the Company is without knowledge that any proceedings have been instituted for either purpose.

(iv)       (A) At the earliest time after the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) and (B) as of the date of the execution and delivery of this Agreement (with such date being used as a determination date for purposes of this clause (B)), the Company neither was nor is an Ineligible Issuer (as defined in Rule 405 under the Securities Act).

(v)        No Issuer Free Writing Prospectus (including any Final Term Sheet (as defined herein)), as of its date and at all subsequent times through the completion of the offering contemplated hereby or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, included, includes or will include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein, the preliminary prospectus or the Prospectus, that had not or has not been superseded or modified.  If at any time following issuance of an Issuer Free Writing Prospectus and prior to the end of the Prospectus Delivery Period (as defined below), there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the preliminary prospectus or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict.  The foregoing two sentences do not apply to statements in or omissions from an Issuer Free Writing Prospectus based upon and in conformity with Underwriter Information.

(vi)       The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters' distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the preliminary prospectus, the Prospectus or any Issuer Free Writing Prospectus reviewed and consented to by the Underwriters and included in Schedule III hereto.

(vii)      (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) under the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause

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only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, and (D) at the Execution Time (with such date being used as the determination date for purposes of this clause (D)), the Company was and is a "well‑known seasoned issuer" as defined in Rule 405 under the Securities Act.  The Registration Statement is an "automatic shelf registration statement," as defined in Rule 405 under the Securities Act, the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration statement form.

(viii)      The Company has an authorized capitalization as set forth in the Registration Statement, the Prospectus and the Disclosure Package under the heading "Capitalization"; all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any preemptive or similar rights; the Shares conform in all material respects to the description thereof contained in the Registration Statement, the Prospectus and the Disclosure Package.

(ix)       The Shares have been duly and validly authorized for issuance and sale, and, when issued and delivered to the Underwriters against payment therefor pursuant to this Agreement, the Shares will be duly and validly issued and fully paid and non-assessable; the issuance of the Shares is not subject to any preemptive or similar rights.

(x)        The issue and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement, and the consummation of the transactions herein contemplated, and the performance of its obligations hereunder, will not contravene any provision of applicable law, the certificate of incorporation or bylaws of the Company or articles of association or bylaws of the Principal Subsidiary Bank (as defined below) or any agreement or other instrument binding upon the Company or the Principal Subsidiary Bank that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary; and no consent, approval, authorization or order of, or qualification with, any governmental or regulatory body is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or Blue Sky laws of the various states or foreign jurisdictions in connection with the offer and sale of the Shares.

(xi)       The Company has not received any notice from the New York Stock Exchange ("NYSE"), the London Stock Exchange ("LSE") or the Tokyo Stock Exchange ("TSE") regarding the delisting of its Common Stock.

(xii)      The preliminary unaudited pro forma condensed combined financial data of the Company and Merrill Lynch & Co., Inc. ("Merrill") and the related notes thereto included in or incorporated by reference in the Prospectus have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly presented on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions referred to therein.

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(xiii)      The certain Agreement and Plan of Merger by and between Merrill and the Company dated as of September 15, 2008 (the "Merger Agreement"), has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms; the Company is not in default under, nor has the Company breached or violated, the Merger Agreement in any manner; to the knowledge of the Company, no other party to the Merger Agreement is in default thereunder and no other party to such agreement has breached or violated such agreement in any manner.

(b)        Each Underwriter, severally and not jointly, represents and agrees that:

(i)         it has not and will not offer, sell or deliver any of the Shares, directly or indirectly, or distribute the preliminary prospectus, the Prospectus or any other offering materials (including any Issuer Free Writing Prospectus or other free writing prospectuses) relating to the Shares in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on the Company except as set forth herein; and

(ii)        it will comply in all material respects with the selling restrictions set forth in the Prospectus under the caption "Underwriting-Selling Restrictions."

2.         Purchase and Sale.       Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company the number of Firm Shares set forth opposite such Underwriter's name in Schedule II hereto, subject to adjustment in accordance with Section 8 hereof, in each case at the purchase price of $21.45 per Share (the "Purchase Price").  Each of the Underwriters agrees that it will orally convey to purchasers of the Shares sold hereunder the information set forth on Schedule V hereto.

In addition, the Company agrees to issue and sell the Option Shares to the several Underwriters as provided in this Agreement, and the Underwriters, subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price.

If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Firm Shares set forth opposite the name of such Underwriter in Schedule II hereto (or such number increased as set forth in Section 8 hereof) bears to the aggregate number of Firm Shares being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Shares as the Representatives in their sole discretion shall make.

The Underwriters may exercise the option to purchase the Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of this Agreement, by written notice from the Representatives to the Company.  Such notice shall set

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forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for which may be the same date and time as the Closing Date but shall not be earlier than the Closing Date nor later than the tenth full business day after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 8 hereof).  Any such notice shall be given at least three business days prior to the date and time of delivery specified therein.

3.         Delivery and Payment.  The Company shall deliver, or cause to be delivered, the Shares to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the Purchase Price thereof in federal (same-day) funds or wire transfer to an account previously designated to the Representatives by the Company (or, if agreed to by the Representatives and the Company, by certified or official bank check or checks), by causing Computershare Trust Company, N.A., as registrar, to register the Shares in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"), or such other nominee as DTC may designate, and shall cause DTC to credit the Shares to the account of Banc of America Securities LLC at DTC.

             The time and date of such delivery and payment, with respect to the Firm Shares, shall be 10:00 A.M., New York City time on the third business day, unless otherwise permitted by the Commission pursuant to Rule 15c6-1 of the Exchange Act (the "Closing Date"), following the date of the Prospectus or such other time and date as the Representatives and the Company may agree upon in writing, and with respect to the Option Shares shall be 10:00 A.M., New York City time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters' election to purchase such Option Shares, or at such other time and date as the Representatives and the Company may agree upon in writing (the "Option Closing Date").

4.         Agreements.  The Company agrees with the several Underwriters that:

(a)        During the period beginning at the Initial Sale Time and ending on the later of the Closing Date or such date, as in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales by an Underwriter or dealer (except for delivery requirements imposed because such Underwriter or dealer is an affiliate of the Company), including in circumstances where such requirement may be satisfied pursuant to Rule 172 (the "Prospectus Delivery Period"), the Company will not file any amendment to the Registration Statement or supplement to the Base Prospectus or the Disclosure Package (including the Prospectus) unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object.  Subject to the foregoing sentence, the Company will cause the Prospectus to be filed with the Commission pursuant to Rule 424 via EDGAR.  The Company will advise the Representatives promptly (i) when the preliminary prospectus and the Prospectus shall have been filed with the Commission pursuant to Rule 424, (ii) when any amendment to the Registration Statement or the Disclosure Package relating to the Shares shall have become effective, (iii) of any request by the Commission for any amendment of the Registration Statement or amendment of or supplement to the Prospectus or the Disclosure Package or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for

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that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(b)        If, at any time during the Prospectus Delivery Period, except with respect to any such delivery requirement imposed upon an affiliate of the Company in connection with any secondary market sales, any event occurs as a result of which the Disclosure Package or the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made or then prevailing, as the case may be, not misleading, or if it shall be necessary to amend or supplement the Disclosure Package or the Prospectus to comply with the Securities Act or the Exchange Act, the Company promptly will prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement which will correct such statement or omission or an amendment or supplement which will effect such compliance (including, if consented to by the Underwriters, by means of an Issuer Free Writing Prospectus), and will give immediate notice, and confirm in writing, to the Underwriters to cease the solicitation of offers to purchase the Shares, and furnish to the Underwriters a reasonable number of copies of such amendment or supplement.

(c)        The Company will make generally available to its security holders and to the Representatives as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the "effective date" (as defined in said Rule 158) of the Registration Statement.

(d)        The Company will furnish to the Representatives and counsel for the Underwriters, without charge, copies of the Registration Statement (including exhibits thereto) and each amendment thereto which shall become effective on or prior to the Closing Date and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act, as many copies of the preliminary prospectus or the Prospectus and any amendments thereof and supplements thereto as the Representatives may reasonably request.  The Company will pay the expenses of printing all documents relating to the offering.

(e)        The Company will arrange for the qualification of the Shares for sale under the laws of such jurisdictions as the Representatives may reasonably designate, will maintain such qualifications in effect so long as required for the distribution of the Shares and will arrange for the determination of the legality of the Shares for purchase by investors; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

(f)         During the period commencing on the date hereof and ending 60 days after the date of the Prospectus (the "Lock-Up Period"), the Company will not, without the prior

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written consent of the Representatives, (1) offer or sell in a public offering or an offering pursuant to Rule 144A under the Securities Act, or pledge, any shares of Common Stock, any shares of convertible preferred stock, or any capital stock or other securities, including units or debt securities, convertible into, or exercisable for, shares of Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash, or otherwise.  The foregoing restriction shall not apply to (i) the issuance of securities pursuant to or in connection with any employment contract, benefit plan or similar arrangement with or for the benefit of employees, officers, directors or consultants adopted before or after the date hereof, (ii) sales or issuances of securities pursuant to contractually binding requirements or agreements currently in effect, including, but not limited to, the Merger Agreement, (iii) any issuance or commitment to issue securities in connection with any merger or acquisition transaction, (iv) any issuance that is the result of an exchange or conversion of any class or series of capital stock for any other series of capital stock, or (v) any issuance, offer or sale of preferred stock, non-convertible debt or hybrid securities or units that are intended to qualify for Tier 1 capital treatment for regulatory purposes or favorable equity credit from any rating agency.

(g)        The Company will prepare a final term sheet containing a description of the Shares and the offering contemplated hereby, in a form approved by the Representatives and contained in Schedule IV of this Agreement, and will file the such term sheet pursuant to Rule 433(d) under the Securities Act as promptly as possible, but in any case not later than the time required by such rule (such term sheet, the "Final Term Sheet").

(h)        The Company represents that it has not made and agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a "free writing prospectus" (as defined in Rule 405 under the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Securities Act; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule III hereto.  Any such free writing prospectus consented to by the Representatives is hereinafter referred to as a "Permitted Free Writing Prospectus."  The Company agrees that (i) it has treated and will treat as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.  The Company consents to the use by any Underwriter of a free writing prospectus that (a) is not an "issuer free writing prospectus" as defined in Rule 433, and (b) contains only (i) information describing the preliminary terms of the Shares or their offering, (ii) information permitted by Rule 134 under the Securities Act or (iii) information that describes the final terms of the Shares or their offering and that is included in the Final Term Sheet of the Company contemplated in paragraph (g) above.

(i)         If immediately prior to the third anniversary (the "Renewal Deadline") of the initial effective date of the Registration Statement, any of the Shares remain unsold by the Underwriters, the Company will file prior to the Renewal Deadline, if it has not already done so

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and is eligible to do so, a new automatic shelf registration statement relating to the Shares, in a form satisfactory to the Representatives.  If the Company is no longer eligible to file an automatic shelf registration statement, the Company will file prior to the Renewal Deadline, if it has not already done so, a new shelf registration statement relating to the Shares, in a form satisfactory to the Representatives, and will use its reasonable efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the expired registration statement relating to the Shares.  References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(j)         If at any time when Shares remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Shares, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible.  References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(k)        The Company agrees to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.

(l)         In connection with the offering contemplated hereby, the Company agrees not to take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares; provided that the Company may repurchase shares of its Common Stock in compliance with the safe harbor provided by Rule 10b-18 under the Exchange Act and in compliance with Regulation M under the Exchange Act after the end of the option exercise period set forth in Section 2 hereof.

(m)       The Company agrees to use its best efforts to list, subject to notice of issuance, the Shares on the NYSE.

(n)        The Company agrees to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

5.         Conditions to the Obligations of the Underwriters.  The obligations of the Underwriters to purchase the Shares shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date hereof, as of the date of the effectiveness of any amendment to the Registration Statement filed prior to the Closing Date (including the filing of any document incorporated by reference therein) and as of the Closing

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Date and any Option Closing Date, to the accuracy of the statements of the Company made in any certificates furnished pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)        For the period from and after effectiveness of this Agreement and prior to the Closing Date and any Option Closing Date:

(i)         no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, shall be in effect and no proceedings for such purpose shall have been instituted or threatened by the Commission, and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to use of the automatic shelf registration statement form (unless the Shares are duly registered in the manner contemplated by Rule 401(g)(2) to the satisfaction of the Representatives prior to the Closing Date);

(ii)        the Company shall have filed the preliminary prospectus and the Prospectus with the Commission (including the information required by Rule 430B under the Securities Act) in the manner and within the time period required by Rule 424(b) under the Securities Act; or the Company shall have filed a post-effective amendment to the Registration Statement containing the information required by such Rule 430B, and such post-effective amendment shall have become effective (if not automatically effective under the rules of the Commission);

(iii)       the Final Term Sheet, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings under such Rule or, to the extent applicable, under Rule 164(b);

(iv)       the Financial Industry Regulatory Authority, Inc. ("FINRA") shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements;

(v)        the Shares to be delivered on the Closing Date, or Option Closing Date, as the case may be, shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(vi)       the lock-up agreements, each substantially in the form of Exhibit A hereto, between you and certain officers of the Company relating to sales and certain other dispositions of shares of capital stock of the Company or certain other securities, delivered to you on or before the date hereof , shall be in full force and effect on the Closing Date, and any Option Closing Date, as the case may be.

(b)        The Company shall have furnished to the Representatives the opinion of McGuireWoods LLP, counsel for the Company, dated the Closing Date and any Option Closing Date, to the effect of paragraphs (i) and (v) through (xii) below, and the opinion of the General Counsel of the Company (or such other attorney, reasonably acceptable to counsel to the Underwriters, who exercises general supervision or review in connection with a particular

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securities law matter for the Company), dated the Closing Date or such Option Closing Date, to the effect of paragraphs (ii) through (iv) below:

(i)         the Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and conduct its business as described in the Disclosure Package and the Prospectus, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; Bank of America, N.A. (the "Principal Subsidiary Bank") is a national banking association formed under the laws of the United States and authorized thereunder to transact business;

(ii)        each of the Company and the Principal Subsidiary Bank is qualified or licensed to do business as a foreign corporation in any jurisdiction in which such counsel has knowledge that the Company or the Principal Subsidiary Bank, as the case may be, is required to be so qualified or licensed;

(iii)       all the outstanding shares of capital stock of the Principal Subsidiary Bank have been duly and validly authorized and issued and are fully paid and (except as provided in 12 U.S.C. § 55, as amended) nonassessable, and, except as otherwise set forth in the Disclosure Package and the Prospectus, all outstanding shares of capital stock of the Principal Subsidiary Bank (except directors' qualifying shares) are owned, directly or indirectly, by the Company free and clear of any perfected security interest and such counsel is without knowledge of any other security interests, claims, liens or encumbrances;

(iv)       such counsel is without knowledge that there is (1) any pending or threatened action, suit or proceeding before or by any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries, of a character required to be disclosed in the Registration Statement, the Disclosure Package or the Prospectus which is omitted or not adequately disclosed therein, or (2) any franchise, contract or other document of a character required to be described in the Registration Statement, the Disclosure Package or the Prospectus, or to be filed as an exhibit to the Registration Statement, which is not so described or filed as required;

(v)        the Shares conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Prospectus;

(vi)       the Registration Statement became effective under the Securities Act automatically upon its filing; no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, has been issued, and such counsel is without knowledge that any proceeding for that purpose has been instituted or threatened, or that the Company has received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to the use of the automatic shelf registration statement form; and the Registration Statement, the Disclosure Package and the Prospectus and each amendment thereof or supplement thereto (other than the financial statements and other financial and statistical information contained therein or incorporated by reference therein, as to which such counsel need express no opinion) comply as to form in all material respects with the applicable requirements under the Securities Act and the Exchange Act;

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(vii)      this Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by you, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and except insofar as the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited by federal and state securities laws, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy;

(viii)      no consent, approval, authorization or order of any court or governmental agency or body in the United States is necessary or required on behalf of the Company for the consummation of the transactions contemplated herein, except such as have been obtained under the Securities Act and such as may be required under the blue sky, state securities or insurance or similar laws of the United States in connection with the purchase and distribution of the Shares by the Underwriters and such other approvals (specified in such opinion) as have been obtained;

(ix)       the Shares have been duly authorized and, when issued and delivered against payment therefor pursuant to this Agreement, the Shares will be duly and validly issued and fully paid and non-assessable;

(x)        neither the issuance and sale of the Shares, nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach of, or constitute a default under (1) the certificate of incorporation or by-laws of the Company, each as amended to date, (2) the terms of any indenture or other material agreement or instrument known to such counsel and to which the Company or the Principal Subsidiary Bank is a party or bound, or (3) any order, law or regulation known to such counsel to be applicable to the Company or the Principal Subsidiary Bank of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or the Principal Subsidiary Bank;

(xi)       no stockholder of the Company is entitled to any preemptive rights with respect to the issuance of the Shares pursuant to the Company's certificate of incorporation and bylaws or the Delaware General Corporation Law; and

(xii)      such counsel is without knowledge of any rights to the registration of securities of the Company under the Registration Statement which have not been waived by the holders of such rights or which have not expired by reason of lapse of time following notification of the Company's intention to file the Registration Statement.

                  In rendering such opinion, but without opining in connection therewith, such counsel also shall state that, although it expresses no view as to portions of the Registration Statement, the Disclosure Package, or the Prospectus consisting of financial statements and other financial, accounting and statistical information and it has not independently verified, is not passing upon and assumes no responsibility for, the accuracy, completeness or fairness of the statements

                                                                                                                       12

contained in the Registration Statement, the Disclosure Package, or the Prospectus or any amendment or supplement thereto (other than as stated in (v) above), it has no reason to believe that such remaining portions of the Registration Statement or any amendment thereto as of the time it became effective, as of the Initial Sale Time or as of the date of such opinion, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that, subject to the foregoing with respect to financial statements and other financial, accounting and statistical information, the Disclosure Package, taken as a whole, as of the Initial Sale Time, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, or that the Prospectus, as amended or supplemented, as of its date or as of the date of such opinion contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Such counsel also need not pass upon nor assume any responsibility for ascertaining whether or when any of the information contained in each Disclosure Package was conveyed to any purchaser of the Shares.

In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of North Carolina, the United States, or the General Corporation Law of the State of Delaware to the extent deemed proper and specified in such opinion, upon the opinion of counsel to the Underwriters, or upon the opinion of other counsel of good standing believed to be reliable and who are satisfactory to counsel for the Underwriters; and (B) as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and its subsidiaries and public officials.

(c)        The Representatives shall have received from Morrison & Foerster LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and any Option Closing Date, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package and the Prospectus and any other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d)        The Company shall have furnished to the Representatives a certificate of the Company, signed by any Senior Vice President or Treasurer or any other authorized officer of the Company, dated the Closing Date and any Option Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and this Agreement and they are without knowledge that:

(i)         the representations and warranties of the Company in this Agreement are not true and correct with the same force and effect as though expressly made at and as of the Closing Date or such Option Closing Date and the Company has not performed or complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or such Option Closing Date;

(ii)        any stop order suspending the effectiveness of the Registration Statement has been issued or any proceedings for that purpose have been instituted or threatened by the Commission; and

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(iii)       since the date of the most recent financial statements included in the Disclosure Package and the Prospectus, there has been any material adverse change or any development involving a prospective material adverse change in the condition (financial or other), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(e)        At the time this Agreement is executed, PricewaterhouseCoopers LLP shall have furnished to the Representatives a letter or letters, dated as of the date of this Agreement, in form and substance satisfactory to the Representatives, confirming that the response, if any, to Item 10 of the Registration Statement is correct insofar as it relates to them and stating in effect that:

(i)         They are an independent registered public accounting firm with respect to the Company within the meaning under the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(ii)        In their opinion, the consolidated financial statements of the Company and its subsidiaries audited by them and included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act and the related rules and regulations adopted by the Commission.

(iii)       On the basis of procedures (but not an audit in accordance with generally accepted auditing standards) consisting of:

(a)        Reading the minutes of the meetings of the stockholders, the board of directors, executive committee and audit committee of the Company and the boards of directors of the Principal Subsidiary Bank as set forth in the minute books through a specified date not more than five business days prior to the date of delivery of such letter;

(b)        Performing the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Accounting Standards No. 100, Interim Financial Information, on the unaudited condensed consolidated interim financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus and reading the unaudited interim financial data, if any, for the period from the date of the latest balance sheet included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus to the date of the latest available interim financial data;

(c)        Making inquiries of certain officials of the Company who have responsibility for financial and accounting matters regarding the specific items for which representations are requested below; and

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(d)        Reading the preliminary unaudited condensed combined  pro forma financial data included in or incorporated by reference in the Registration Statement and the Prospectus;

nothing has come to their attention as a result of the foregoing procedures that caused them to believe that:

(1)        the unaudited condensed consolidated interim financial statements, included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus, do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the published rules and regulations thereunder;

(2)        any material modifications should be made to the unaudited condensed consolidated interim financial statements, included or incorporated by reference in the Registration Statement, the preliminary prospectus, and the Prospectus, for them to be in conformity with generally accepted accounting principles;

(3)        the preliminary unaudited condensed combined pro forma financial data included in, or incorporated by reference in, the Registration Statement and the Prospectus do not comply in form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X or that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of such statements;

(4)        (i) at the date of the latest available interim financial data and at the specified date not more than five business days prior to the date of the delivery of such letter, there was any change in the common stock, preferred stock and additional paid-in capital or the consolidated long-term debt (other than scheduled repayments of such debt) of the Company and the subsidiaries on a consolidated basis as compared with the amounts shown in the latest balance sheet included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus or (ii) for the period from the date of the latest available financial data to a specified date not more than five business days prior to the delivery of such letter, there was any change in the common stock, preferred stock and additional paid-in capital or the consolidated long-term debt (other than scheduled repayments of such debt) of the Company and the subsidiaries on a consolidated basis, except in all instances for changes or decreases which the Registration Statement, the preliminary prospectus, and the Prospectus discloses have occurred or may occur, or PricewaterhouseCoopers LLP shall state any specific changes or decreases.

(iv)       The letter shall also state that PricewaterhouseCoopers LLP has carried out certain other specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information which are included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus and which are

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specified by the Representatives and agreed to by PricewaterhouseCoopers LLP, and has found such amounts, percentages and financial information to be in agreement with the relevant accounting, financial and other records of the Company and its subsidiaries identified in such letter.

In addition, on the Closing Date and any Option Closing Date, PricewaterhouseCoopers LLP shall have furnished to the Representatives a letter or letters, dated the Closing Date or such Option Closing Date, in form and substance satisfactory to the Representatives, to the effect set forth in this paragraph (e).

(f)         At the time this Agreement is executed, Deloitte & Touche LLP shall have furnished to the Representatives a letter or letters, dated as of the date of this Agreement, in form and substance satisfactory to the Representatives, stating in effect that:

(i)         They are an independent registered public accounting firm with respect to Merrill within the meaning under the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(ii)        In their opinion, the consolidated financial statements of Merrill and its subsidiaries audited by them and included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act and the related rules and regulations adopted by the Commission.

(iii)       On the basis of procedures (but not an audit in accordance with generally accepted auditing standards) consisting of:

(a)        Reading the minutes of the meetings of the stockholders, the board of directors, executive committee and audit committee of Merrill and the boards of directors of its significant subsidiaries as set forth in the minute books through a specified date not more than five business days prior to the date of delivery of such letter;

(b)        Performing the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Accounting Standards No. 100, Interim Financial Information, on the unaudited condensed consolidated interim financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus and reading the unaudited interim financial data, if any, for the period from the date of the latest balance sheet included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus to the date of the latest available interim financial data; and

(c)        Making inquiries of certain officials of the Company who have responsibility for financial and accounting matters regarding the specific items for which representations are requested below;

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nothing has come to their attention as a result of the foregoing procedures that caused them to believe that:

(1)        the unaudited condensed consolidated interim financial statements of Merrill, included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus, do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the published rules and regulations thereunder;

(2)        any material modifications should be made to the unaudited condensed consolidated interim financial statements of Merrill, included or incorporated by reference in the Registration Statement, the preliminary prospectus, and the Prospectus, for them to be in conformity with generally accepted accounting principles; and

(3)        (i) at the date of the latest available interim financial data and at the specified date not more than five business days prior to the date of the delivery of such letter, there was any change in the common stock, preferred stock and additional paid-in capital or the consolidated long-term debt (other than scheduled repayments of such debt) of Merrill and its subsidiaries on a consolidated basis as compared with the amounts shown in the latest balance sheet included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus or (ii) for the period from the date of the latest available financial data to a specified date not more than five business days prior to the delivery of such letter, there was any change in the common stock, preferred stock and additional paid-in capital or the consolidated long-term debt (other than scheduled repayments of such debt) of Merrill and its subsidiaries on a consolidated basis, except in all instances for changes or decreases which the Registration Statement, the preliminary prospectus, and the Prospectus discloses have occurred or may occur, or Deloitte & Touche LLP shall state any specific changes or decreases.

(iv)       The letter shall also state that Deloitte & Touche LLP has carried out certain other specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information which are included or incorporated by reference in the Registration Statement, the preliminary prospectus and the Prospectus and which are specified by the Representatives and agreed to by Deloitte & Touche LLP, and has found such amounts, percentages and financial information to be in agreement with the relevant accounting, financial and other records of the Company and its subsidiaries identified in such letter.

In addition, on the Closing Date and any Option Closing Date, Deloitte & Touche LLP shall have furnished to the Representatives a letter or letters, dated the Closing Date or such Option Closing Date, in form and substance satisfactory to the Representatives, to the effect set forth in this paragraph (f).

(g)        Subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, there shall not have been (i)

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any change or decrease specified in the letter or letters referred to in paragraphs (e) or (f) of this Section 5 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or other), earnings, business or properties of the Company and its subsidiaries or Merrill and its subsidiaries the effect of which, in any case referred to in clause (i) or (ii) above, is, in the judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Shares as contemplated by the Registration Statement, the Disclosure Package and the Prospectus.

(h)        Prior to the Closing Date and any Option Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(i)         On or after the date hereof and prior to the Closing Date and on or after the date of the exercise of the option to purchase Option Shares and prior to any Option Closing Date, (i) no downgrading shall have occurred in the rating accorded the Company's debt securities by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's debt securities.

(j)         There shall not have come to the Representative's attention any facts that would cause the Representatives to believe that the Disclosure Package, as of the Initial Sale Time, or the Prospectus, at the time it was required to be delivered to a purchaser of the Shares, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time of such delivery, not misleading.

If any of the conditions specified in this Section 5 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and their counsel, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date and any Option Closing Date by the Representatives.  Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

6.         Payment of Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Underwriters and filing of the Registration Statement, any Issuer Free Writing Prospectus, the preliminary prospectus and the Prospectus as originally filed and of each amendment or supplement thereto, (ii) the copying of this Agreement, (iii) the preparation, issuance and delivery of the certificates for the Shares to the Underwriters, including capital duties, stamp duties and transfer taxes, if any, payable upon issuance of any of the Shares, the sale of the Shares to the Underwriters and the fees and expenses of any transfer agent or registrar for the Shares, (iv) the fees and expenses of counsel to any such transfer agent or registrar, (v) the fees and disbursements of the Company's counsel and accountants, (vi) the qualification of the Shares under state securities laws in accordance with the provisions of Section 4(e),

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including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky Survey, (vii) the printing and delivery to the Underwriters of copies of any Blue Sky Survey, and (viii) the fees of FINRA.

If the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 5 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Shares.

7.         Indemnification and Contribution.

(a)        The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning under the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse each Underwriter and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by Banc of America Securities LLC) as such expenses are reasonably incurred by such Underwriter or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Underwriter Information.  The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)        Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning under the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto,

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or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, the preliminary prospectus, or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Base Prospectus, the preliminary prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with the Underwriter Information; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.  The Company hereby acknowledges that the only information that the Underwriters have furnished to the Company expressly for use in the Registration Statement, the Disclosure Package or the Prospectus (or any amendment or supplement thereto) are the names of the Underwriters, the sentence relating to concessions in the third paragraph and the statements set forth in the eighth and ninth paragraphs, all under the caption "Underwriting" in the preliminary prospectus and the Prospectus.  The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c)        Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any liability other than the indemnification obligation provided in paragraph (a) or (b) above.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party's election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed

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 separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel approved by the Representatives), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)        The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e)        If the indemnification provided for in Sections 7(a) through (d) is for any reason unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company, and the total underwriting discount received by the Underwriters, in each case as set forth on the front cover page of the Prospectus, bear to the aggregate initial public offering price of the Shares as set forth on such cover.  The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in Section 7(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 7; provided, however, that no additional notice shall be required with respect to any action for which notice has been given in accordance with Section 7(c) for purposes of indemnification.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(e).

                       Notwithstanding the provisions of this Section 7(e), no Underwriter shall be required to contribute any amount in excess of the underwriting discounts received by such Underwriter in connection with the Shares underwritten by it.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) under the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters' obligations to contribute pursuant to this Section 7(e) are several, and not joint, in proportion to their respective underwriting commitments as set forth opposite their names in Schedule II.  For purposes of this Section 7(e), each person, if any, who controls an Underwriter within the meaning under the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company within the meaning under the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.  Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph (e), notify such party or parties from whom contribution may be sought, as contemplated by the preceding paragraph.  However, the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this paragraph (e).

8.         Default by an Underwriter.  If any one or more Underwriters shall fail to purchase and pay for any of the Shares agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Shares set forth opposite their names in Schedule II hereto bear to the aggregate amount of Shares set forth opposite the names of all the remaining Underwriters) the Shares which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Shares which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Shares set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Shares, and if such non-defaulting Underwriters do not purchase all the Shares, this Agreement will terminate without liability to any non-defaulting Underwriter or the Company.  In the event of a default by any Underwriter as set forth in this

                                                                                                                    22

Section 8, the Closing Date shall be postponed for such period, not exceeding seven days, as the Representatives shall determine in order that the required changes in the Registration Statement, the Disclosure Package, the preliminary prospectus and the Prospectus or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any non-defaulting Underwriter for damages occasioned by its default hereunder.

9.         Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Shares, if prior to such time (i) trading in securities generally, or in the Common Stock of the Company listed, on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, or (ii) a banking moratorium shall have been declared by Federal or New York State authorities or a material disruption in the commercial banking or securities settlement or clearance services in the United States shall have occurred, or (iii) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crisis (in the United States or elsewhere) the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Representatives, impracticable to market the Shares.

10.       Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.  The provisions of Section 6 and 7 hereof and this Section 10 shall survive the termination or cancellation of this Agreement.

11.       Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or faxed and confirmed to them, at the address specified in Schedule I hereto, with a copy to:  Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104-0050, Attn: James R. Tanenbaum; or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Bank of America Corporation, Corporate Treasury ― Securities Administration, Bank of America Corporate Center, NC1-007-07-13, 100 North Tryon Street, Charlotte, North Carolina 28255, with a copy to each of:  Bank of America Corporation, Legal Department, NC1-002-29-01, 101 South Tryon Street, Charlotte, North Carolina 28255, Attn: General Counsel; and McGuireWoods LLP, 201 North Tryon Street, Charlotte, North Carolina  28202, Attn: Boyd C. Campbell, Jr.

12.       Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

13.       No Fiduciary Duties; Agreement Complete.

                                                                                                                     23

(a)        The Company acknowledges and agrees that: (i) the purchase and sale of the Shares pursuant to this Agreement, including the determination of the public offering price of the Shares and any related discounts and commissions, is an arm's-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company, or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(b)        This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Underwriters, or any of them, with respect to the subject matter hereof.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Underwriters with respect to any breach or alleged breach of agency or fiduciary duty.

14.       Applicable Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

                                                                                                              24

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours, BANK OF AMERICA CORPORATION By: /s/ JEFFREY J. BROWN Name: Jeffrey J. Brown Title: Treasurer

The foregoing Agreement is
hereby confirmed and accepted
as of the date specified in
Schedule I hereto.

By:       BANC OF AMERICA SECURITIES LLC

By:       /s/ DOUGLAS J. BAIRD
            Name:   Douglas J. Baird
            Title: Managing Director

By:       MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:       /s/ LISA CARNOY
            Name: Lisa Carnoy
            Title: Managing Director

For themselves and the other
several Underwriters, if any,
named in Schedule II to the
foregoing Agreement.

                                                                                   SCHEDULE I

Underwriting Agreement dated October 7, 2008.

Registration Statement No. 333-133852.

Representatives:   Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Address of Representatives:      c/o Banc of America Securities LLC
NY1-100-09-03
One Bryant Park
9th Floor
New York, NY 10036
Attention:

Other provisions:

Closing Date, Time and Location:  October 10, 2008, 10:00 a.m., New York City time, Office of Morrison & Foerster LLP.

                                                                                               I-1

                                                                                   SCHEDULE II

Underwriters	Number of Shares to be Purchased
Banc of America Securities LLC................................................	227,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...................	227,500,000

Total..................................................................................	455,000,000

                                                                                              II-1

                                                                                   SCHEDULE III

                                                                       Issuer Free Writing Prospectuses

Free Writing Prospectus dated October 6, 2008 (attached to Schedule III hereto as Exhibit A)

Free Writing Prospectus dated October 6, 2008 containing the Company's preliminary financial results for the third quarter.

                                                                                        III-1

                                                                                                                                                Exhibit A to Schedule III

BANK OF AMERICA CORPORATION

Approximately 300,000,000 Shares of Common Stock

INDICATIVE TERM SHEET

Issuer:	Bank of America Corporation (the "Company")

Security:	Common stock, par value $0.01 per share ("Common Stock")

Ticker:	BAC

Number of Shares Issued in this Offering:	Approximately 300,000,000 shares of Common Stock

Number of Shares Outstanding After this Offering:	4,752,947,217 shares of Common Stock[1,2] (assuming the issuance of 300,000,000 shares in this offering).

Option:	The Company has granted to the underwriters an option (the "Option") to purchase up to an additional approximate 45,000,000 shares of Common Stock at the public offering price if the underwriters sell more than the number of offered shares. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering.

Additional Information:

Please see the Company's Form 8-K filed on October 3, 2008 containing historical financial statements of Merrill Lynch & Co., Inc. ("Merrill Lynch") and preliminary unaudited pro forma condensed combined financial information giving effect to the Company's proposed merger with Merrill Lynch. The Form 8-K can be found at

http://www.sec.gov/Archives/edgar/data/70858/000095012308012009/0000950123-08-012009-index.htm.

Please also see the Company's Form 8-K filed on October 6, 2008 for a discussion of factors you should consider carefully before deciding to invest in the Common Stock. The Company's Form 8-K filed on October 6, 2008 also discusses the Company's preliminary financial results for the third quarter ended September 30, 2008, the board of director's reduction of the quarterly cash dividend on the Company's Common Stock, and the intended assumption by the Company of debt securities and related guarantees of Countrywide Financial Corporation ("CFC") and its subsidiary Countrywide Home Loans, Inc. ("CHL") in an aggregate current amount of approximately $21 billion as part of the consideration for the intended transfer of substantially all of the assets and operations of CFC and CHL to other subsidiaries of the Company. The Form 8-K can be found at http://www.sec.gov/Archives/edgar/data/70858/000119312508206778/0001193125-08-206778-index.htm.

                                                                                                                    IIIA-1

Capitalization:

The following table sets forth the Company's consolidated capitalization as of June 30, 2008. The table is based on the last reported sale price of the Company's Common Stock of $34.48 per share on October 3, 2008:

on an actual basis;

as adjusted to give effect to the receipt of gross proceeds from this offering (assuming no exercise of the underwriters' Option) and the completion of, and the issuance of approximately 106.7 million shares of the Company's Common Stock in connection with, the Company's acquisition of CFC on July 1, 2008; and

on a pro forma as adjusted basis, giving effect to the receipt of gross proceeds from this offering (assuming no exercise of the underwriters' Option), the completion of the CFC acquisition as described in the prior bullet point and the completion of, and the issuance of approximately 1,193 million shares of the Company's Common Stock and approximately 499 thousand shares of the Company's preferred stock in connection with, the Merrill Lynch merger.

You should read this table together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's unaudited consolidated financial statements, including the related notes, contained in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2008 as well as certain preliminary unaudited pro forma condensed combined financial data reflecting the Merrill Lynch merger contained in a Form 8-K filed with the SEC on October 3, 2008. The pro forma information contained in the Form 8-K does not reflect the CFC acquisition on July 1, 2008.

	As of June 30, 2008
	Actual	As Adjusted	Pro Forma as Adjusted
	(in millions)
LONG-TERM DEBT:
Senior debt
Bank of America Corporation(1)	$ 96,821	$ 96,821	$ 96,821
Subsidiaries(2)	54,059	133,118	390,610

Total senior debt	$150,880	$229,939	$487,431

Subordinated debt
Bank of America Corporation	$ 29,097	$ 29,097	$ 29,097
Subsidiaries(2)	7,485	8,568	21,512

Total subordinated debt	36,582	$ 37,665	$ 50,609

Junior subordinated debt
Bank of America Corporation	$ 17,262	$ 17,262	$ 17,262
Subsidiaries(2)	1,881	4,075	9,268

Total junior subordinated debt	$ 19,143	$ 21,337	$ 26,530

Total long-term debt	$206,605	$288,941	$564,570

STOCKHOLDERS' EQUITY(3):
Preferred stock, $0.01 par value(4)	$ 24,151	$ 24,151	$ 37,817
Common Stock and additional paid in capital, $0.01 par value(5)	61,109	75,225	106,007
Retained earnings	79,920	79,920	79,920
Accumulated other comprehensive income (loss)	(1,864)	(1,864)	(1,864)
Other	(625)	(625)	(625)

Total stockholders' equity	$162,691	$176,807	$221,255

Total long-term debt and stockholders' equity	$369,296	$465,748	$785,825

(1)

The foregoing table does not give effect to the intended assumption by the Company of debt securities and related guarantees of CFC and CHL in an aggregate amount at June 30, 2008 of approximately $22.5 billion as part of the consideration for the intended transfer of substantially all of the assets and operations of CFC and CHL to other subsidiaries of the Company. If this assumption occurs, in connection therewith, we expect that the Company will become the sole or primary obligor of these securities. In addition, the foregoing table does not give effect to any assumption by the Company of long-term debt obligations of Merrill Lynch and Merrill Lynch's subsidiaries under their outstanding debt securities. Subject to the terms and conditions of the documents governing these Merrill

                                                                                                                                               IIIA-2

Lynch-related debt securities, the Company currently intends to evaluate the assumption of, and, if determined feasible and advisable, subsequent to the Merrill Lynch merger assume, all or a portion of these long-term debt obligations. The aggregate principal amount of these Merrill Lynch-related long-term debt obligations at June 27, 2008 was approximately $275.6 billion. In the foregoing table, these obligations are reflected as obligations of subsidiaries of the Company, in the as adjusted and pro forma as adjusted columns for the CFC-related obligations and in the pro forma as adjusted column for the Merrill Lynch-related obligations.

(2)	Because these obligations are direct obligations of the Company's subsidiaries, they constitute claims against those subsidiaries prior to the Company's equity interest in those subsidiaries. The amount of the CFC-related debt obligations in the as adjusted and pro forma as adjusted columns and the amount of the Merrill Lynch-related debt obligations reflected in the pro forma as adjusted column do not reflect any purchase accounting adjustments that the Company will make as a result of the CFC acquisition or the Merrill Lynch merger.
(3)	Under the stock repurchase program authorized by the Company's Board of Directors on July 23, 2008, the Company is authorized to repurchase up to 75 million shares of its Common Stock at an aggregate purchase price not to exceed $3.75 billion.
(4)	At June 30, 2008, the Company had 100 million shares of preferred stock authorized and had approximately 7.6 million shares issued and outstanding.
(5)	At June 30, 2008, the Company had 7.5 billion shares of Common Stock authorized and had approximately 4.5 billion shares issued and outstanding. At the special stockholders' meeting that the Company plans to hold relating to the Merrill Lynch merger, the Company also plans to submit to the Company's stockholders a proposal to amend its certificate of incorporation to increase the number of its authorized shares of Common Stock to 10 billion.

Use of proceeds:	The Company expects the gross proceeds from this offering will be approximately $10.3 billion (or approximately $11.9 billion if the underwriters exercise their Option in full), based on the last reported sale price of the Company's Common Stock of $34.48 on October 3, 2008. The Company intends to use the gross proceeds from this offering for general corporate purposes.

Joint Bookrunners:	Banc of America Securities LLC Merrill Lynch & Co.

CUSIP/ISIN:	060505 104/US0605051046

[1]	Unless otherwise indicated, the number of shares of Common Stock presented herein excludes shares issuable pursuant to the exercise of the Option.
[2]	The number of shares of Common Stock outstanding immediately after the closing of this offering is based on 4,452,947,217 shares of Common Stock outstanding as of June 30, 2008.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America Corporation or the lead managers will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury - Securities Administration, at 1-866-804-5241, Banc of America Securities LLC, toll free at 1-800-294-1322 or Merrill Lynch & Co. at 1-866-500-5408.

                                                                                                                IIIA-3

                                                                                 SCHEDULE IV

                                                                                         None.

                                                                                       IV-1

                                                                             SCHEDULE V

Number of Firm Shares sold: 455,000,000

Public offering price per share: $22.00

                                                                                       V-1

                                                                       EXHIBIT A

                                                                     Lock-Up Agreement

October __, 2008

Banc of America Securities LLC
NY1-100-09-03
One Bryant Park
9th Floor
New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, NY 10080

As Representatives of the several Underwriters
listed in Schedule II to the
Underwriting Agreement referred to below

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with Bank of America Corporation, a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters named in Schedule II to the Underwriting Agreement (the "Underwriters"), of common stock of the Company (the "Shares").  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters' agreement to purchase and make the Public Offering of the Shares, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Banc of America Securities LLC, on behalf of the Underwriters, the undersigned will not, during the period ending 60 days (the "Lock Up Period") after the date of the prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock with respect to which the undersigned has the power of disposition or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

                                                                                                        A-1

The foregoing paragraph shall not apply to (a) bona fide gifts, (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or a member of the immediate family of the undersigned, (c) the transfer or intestate succession to the legal representatives or a member of the immediate family of the undersigned, (d) the sale pursuant to any existing contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a "Plan"), (e) the establishment of any Plan provided that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, shall be made pursuant to a Plan prior to the expiration of the Lock-up Period if such Plan was established after the date hereof, (f) dispositions from any grantor retained annuity trust established for the direct benefit of the undersigned and/or a member of the immediate family of the undersigned pursuant to the terms of such trust, (g) the distribution to any partnership, corporation or limited liability company controlled by the undersigned or by a member of the immediate family of the undersigned, (h) the disposition pursuant to an existing pledge of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock as security for a margin account pursuant to the terms of such account, (i) the exercise pursuant to the Company's existing stock option plans effected by the delivery or sale of shares of Common Stock of the Company held by the undersigned.  For purposes of this paragraph, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

                                                                                                              A-2

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.  The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF OFFICER]

                                                                                                                     A-3

                                                                                     EXHIBIT A-1

List of Directors and Officers Signing Lock-ups:

Kenneth D. Lewis
Keith T. Banks
Amy Woods Brinkley
Barbara J. Desoer
Bruce Hammonds
Liam E. McGee
Brian T. Moynihan
Joe L. Price

                                                                                                         A-1